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                                    EXHIBIT C

                            TOKUMEI KUMIAI AGREEMENT


This TOKUMEI KUMIAI AGREEMENT is dated August 29, 2005, and entered into
BETWEEN:

(1)  EZER Inc., a Japanese kabushiki kaisha (the "Operator"), and
(2)  Techno Groove Co., Ltd., a Japanese kabushiki kaisha (the "Silent Partner")


WHEREAS:

(A) The Operator desires to conduct its business by way of acquiring and holding certain shares as described below, and the Silent Partner desires to contribute to such business by way of a cash contribution;

(B) The Operator intends to use the moneys contributed by the Silent Partner as described above in order to acquire shares in Gravity Co., Ltd., a Korean corporation ("Gravity") (the "Shares") and to distribute profits and/or allocate losses in connection therewith pursuant to this Agreement;


NOW IT IS HEREBY AGREED AS FOLLOWS:

Section 1. (Definitions)

     The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings set forth in this Section.

"Affiliate" means, with respect to a specified person, any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person.

"Agreement" means this Tokumei Kumiai Agreement, as supplemented, amended or restated from time to time in accordance with the terms hereof.

"Assets" means all assets of the Operator in connection with the Business, including, but not limited to, the moneys contributed by the Silent Partner pursuant hereto, the Shares, dividends

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on the Shares and all proceeds acquired through or in connection with the use of such moneys and/or the Shares.

"Auditors" means such audit corporation as may be appointed by the Operator to audit the Business.

"Business" means the business conducted by the Operator by way of acquiring and holding, and receiving payment in respect of, the Shares.

"Commercial Code" means the Commercial Code of Japan (Law No. 48 of 1899) as now in effect and hereafter amended from time to time.

"Contribution" means the aggregate amount of money contributed by the Silent Partner to the Operator, as provided in Section 4 below.

"Tokumei Kumiai" means a tokumei kumiai under the Commercial Code, in which the Operator shall engage in the Business in its capacity as operator (eigyosha) and the Silent Partner as silent partner (tokumei-kumiaiin) shall make a contribution to the Business and both parties shall be entitled to distribution of profits and/or allocation of losses arising from the Business in accordance with the provisions hereof.


Section 2. (Name; Location.)

The name of the Tokumei Kumiai to be formed hereunder shall be Ajian Suta Fando Toushi Yugen Kumiai (in English, Asian Star Fund Investment Fund). The principal office of the Tokumei Kumiai to be formed hereunder shall be located at the office of EZER, Inc.


Section 3. (Formation; Purpose etc.)

(a) Subject to the terms and conditions hereof, the Operator and the Silent Partner hereby form the Tokumei Kumiai pursuant to the relevant provisions of the Commercial Code, and agree to share the profits and losses arising from the Business of the Tokumei Kumiai in accordance herewith. The Operator and the Silent Partner agree that the rights, powers and liabilities of each party shall be as provided in the Commercial Code, except as otherwise provided herein.

(b) The purpose and character of the Business to be conducted by the Operator is to acquire, hold and otherwise deal with the Assets, to share profits and losses

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     therefrom, to engage in such activities as are necessary, incidental or ancillary thereto.

(c)  The Operator shall engage in the following activities in the Tokumei
     Kumiai:

     (i)   to acquire and hold the Shares;

     (ii)  to administer the Assets;

     (iii) to receive dividends on the Shares; and

     (iv)  to distribute profits arising from the Assets.

(d) The relationship between the Operator and the Silent Partner created pursuant to this Agreement shall only constitute the Tokumei Kumiai, and shall not in any manner be deemed to create any other relationship between the parties for any purposes. In addition, this Agreement shall not in any manner be interpreted to create a Tokumei Kumiai among the parties for or with respect to any activities other than those within the purposes specifically provided herein. Unless otherwise specifically agreed between the parties, the Operator shall not engage in any business other than the Business.


Section 4. (Contribution)

     On August X, 2005 or such other date as may be agreed upon between the parties, the Silent Partner shall make contribution of 40 billion Japanese yen to the Operator. The Silent Partner shall make such payment in the manner as may be agreed upon between the parties.


Section 5. (Term)

     The term of this Agreement shall be one (1) year; provided that this Agreement will be automatically renewed for an additional one (1) year period from the date of expiration, unless either party notifies the other to the contrary three (3) months prior to such date, and thereafter this proviso shall apply mutatis mutandis.


Section 6. (Duties and Obligations of the Operator)

(a) The Operator shall take all action that may be necessary or appropriate for the

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     continuation of the Tokumei Kumiai's valid existence as a tokumei kumiai under the Commercial Code (and the laws of each other jurisdiction in which such existence as a tokumei kumiai is necessary to protect the limited liability of the Silent Partner).

(b) Subject to the provisions hereof, the Business shall be carried out by, under the name of, and at the sole discretion of the Operator.

(c) The Operator shall at all times conduct its affairs and the affairs relating to the Business in such a manner that neither any Silent Partner nor any Affiliate of any Silent Partner will have any personal liability for any indebtedness of the Operator or in connection with the Business.

(d) The Operator shall not commingle any of the Assets with the funds or other assets of the Operator or its Affiliates.


Section 7. (Liability of the Silent Partner)

(a) The liability of the Silent Partner shall be limited in accordance with the Commercial Code. If any claim shall be asserted against the Silent Partner solely in its capacity as such, on account of or with respect to any actions or omissions of, or claims against, or debts, liabilities, contracts or other obligations of, the Business or the Operator or the Assets, the Operator shall assume the defense of the Silent Partner, with counsel designated by and at the cost and expense of the Operator. If the Operator does not so assume the defense of such claim, the Silent Partner shall be entitled to defend the claim with counsel of its choosing and shall be reimbursed and indemnified by the Operator for the expenses (including the fees and expenses of counsel) of such defense.

(b) No officer, director, partner, employee, stockholder or agent of the Silent Partner shall have any personal liability under this Agreement or with respect to claims against, or debts, liabilities, contracts or other obligations of the Operator.


Section 8. (Expenses)

     Except as otherwise expressly agreed upon between the Operator and the Silent Partner, the Operator shall be responsible for and shall use the Assets with the prior approval of the Silent Partner to pay all direct fees and expenses in connection with the Business and/or Assets, including, but not limited to, any taxes, fees or other governmental charges levied

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against the Operator or on its income or assets in connection with its business operations, the reasonable fees and expenses of outside counsel and accountants, and all extraordinary expenses and all costs of winding up and liquidating the Tokumei Kumiai.


Section 9. (Business and Assets of the Operator)

     Unless otherwise agreed between the Operator and the Silent Partner, the sole business and purpose of the Operator is, and at all times during the term of this Agreement shall be, to act as an operator of the Tokumei Kumiai in accordance with the terms and conditions of this Agreement and the Commercial Code.


Section 10. (Management and Control of the Business and Assets)

(a) Except as otherwise expressly provided herein, the Operator shall have the full and exclusive right to manage and control the Business and/or the Assets and affairs relating to the Tokumei Kumiai and to make all decisions regarding the Business and affairs of the Tokumei Kumiai and shall have all of the rights, powers and obligations of an operator (eigyosha) of a Tokumei Kumiai under the Commercial Code. the Operator shall hold title to the Assets in its own name.

(b) Except as otherwise expressly provided herein, the Silent Partner shall not have any right, power and obligation to participate in the management of, or have any control over, the Business and/or the Assets nor shall the Silent Partner acquire any ownership right or interest in the Assets as a result of entering into this Agreement; provided, however, that the provisions of this Section shall not limit the right of the Silent Partner as an investor (tokumei-kumiaiin) of a tokumei kumiai under the Commercial Code.


Section 11. (Representation by the Operator)

     The Operator hereby represents and warrants to the Silent Partner that, as of the date of this Agreement, the execution and performance of this Agreement and of any other documents or instruments related hereto have been duly authorized by all necessary corporate action by the Operator and will not violate any existing rules or regulations, legal or otherwise, to which the Operator is subject.


Section 12. (Representation by the Silent Partner)

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     The Silent Partner hereby represents and warrants to the Operator that, as of the date of this Agreement, the execution and performance of this Agreement and of any other documents or instruments related hereto have been duly authorized by all necessary corporate action by the Silent Partner and will not violate any existing rules or regulations, legal or otherwise, to which the Silent Partner is subject.


Section 13. (Fee and Distribution; Allocation of Profit and Loss)

(a) Subject to the terms and conditions hereof, if and when the Operator receives any payment in respect of the Shares and other Assets, the proceeds of such payment shall, after deducting any amounts applied or set aside by the Operator to pay expenses for the Business in agreement with the Silent Partner and in accordance with Section 8 above, be distributed to the Silent Partner promptly, but not later than two (2) days after such receipt of the payment by the Operator.

(b) Profit and loss attributable to the Business shall be determined with respect to each fiscal year of the Tokumei Kumiai as of the end of such year. All profit and loss attributable to the Business for each such fiscal year shall be allocated to the Silent Partner.

(c) If any loss arises from the Business for a fiscal year, such loss shall be offset by any retained profit from the Business, if any. If accrued loss is not fully offset and carried over to a subsequent fiscal year, the Operator shall not distribute profits to the Silent Partner until such carried over loss is fully offset by the current profits from the Business arising in subsequent fiscal years.

(d) Notwithstanding any other provisions contained hereunder, the Silent Partner shall neither be liable for loss in excess of the Contribution originally paid by the Silent Partner nor be required to make further contributions other than the Contribution.


Section 14. (Records; Accounts)

(a) Proper and complete records and books of account of the Business shall be maintained at the principal office of the Operator. The Silent Partner and its duly authorized representatives may visit and inspect any of the Assets and may examine the books of account, records, reports and other papers relating to the Business, all during regular business hours and as reasonably may be requested from time to time upon prior notice to the Operator.

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(b)  The fiscal year of the Business shall commence on April 1 of each year and end on March 31 of the immediately succeeding year; provided that the initial fiscal year shall commence on the date of this Agreement and end on March 31, 2006, and the last fiscal year shall end on the date when the Business shall be ceased as agreed between the Operator and the Silent Partner.


Section 15. (Dissolution and Liquidation)

(a) Upon the occurrence of any of the following events, this Agreement shall terminate, and the Tokumei Kumiai shall be dissolved and its affairs shall be wound up upon:

     (i)   the end of the term of the Tokumei Kumiai, as provided in Section 5;

     (ii) the sale, disposition or distribution of all or substantially all of the Assets;

     (iii) redemption of the rights and interests of the Silent Partner, as may be made upon agreement between the Operator and the Silent Partner;

     (iv) the occurrence of an event as provided in Article 540 of the Commercial Code; or

     (v)   the mutual determination of the Operator and the Silent Partner.

(b) When the Tokumei Kumiai is dissolved, the Assets and Business of the Tokumei Kumiai shall be liquidated by the Operator in the manner set forth below or, in the event of the unavailability of the Operator, by such person or entity as shall be approved by the Silent Partner.

(c) As soon as practicable after the effective date of dissolution of the Tokumei Kumiai, whether by expiration of its full term or otherwise, but in any event within 15 days of such effective date, the Assets shall be distributed to the Silent Partner in compliance with applicable law and regulations.


Section 16. (Governing Law; Jurisdiction)

     This Agreement is governed by and shall be construed in accordance with the laws of Japan. Each of the parties hereto hereby submits to the non-exclusive jurisdiction of the courts of Japan for all purposes in connection herewith.

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Section 17. (Language)

     This Agreement shall be executed both in the Japanese and English languages in duplicate respectively. Each of the duplicate copies hereof in the Japanese shall be deemed as an original. If there is any discrepancy between the Japanese version and the English version, the Japanese version shall prevail.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.


EZER Inc. (as the Operator)
8-4 Sudacho 1-chome
Chiyoda-ku, Tokyo
Nichiei Ryu, Representative Director

/s/ Nichiei Ryu
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Techno Groove Co., Ltd. (as the Silent Partner)
21-1 Nihombashi Hama-cho 3-chome
Chuo-ku, Tokyo
Masami Shimada, Representative Director

/s/ Masami Shimada
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